Exhibit 10.1



              LICENCE AGREEMENT RELATING TO THE WRECK "YELLOWLIGHT"


This licence agreement is made on this ________th day of ___________ 2003,

between ,

Valurex SA of Edificio Arango Orillac, Tercer Piso, Calle 54, Nueva Urbanizacion, Apartado 5216, Panama 5, Republic of Panama, hereinafter termed "The Company", as the owner of certain information regarding the shipwreck of "YELLOWLIGHT", on the one hand, and,

Ocean Resources Inc. of 326 Peruvian Avenue, Palm Beach, Florida, U.S.A., hereinafter termed "OCRI", on the other hand,

                                    WHEREAS:

A. YELLOWLIGHT (hereinafter referred to as the " Wreck"), a cargo ship of 4977gross tons on a voyage bound for New York was sunk by enemy action in 1942 by torpedo from a German U-Boat.

B. At the time of sinking the Wreck was believed t be carrying, amongst other cargoes, 5,562 tons of copper (blister and matte), 900 tons of tin, 400 tons of cobalt, 400 tons of uranium ore, 20 tons of tantalite ore and 2 tons of cadmium sticks.


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C. OCRI desires to undertake a project (hereinafte referred to as the "Project")
to attempt a salvage operation to recover some or all of the cargoes referred to in paragraph B above.

D. The Company has acquired the rights and information of a Search and Survey Operation undertaken by Deepsea Worker Ltd, which successfully located the position of the Wreck on the seabed, and as the sole owner of such proprietary information regarding the Wreck The Company is prepared to provide it to OCRI for their exclusive use under licence for an 18-month period.

E. The parties agree that The Company will through its agents, Blue Water Recoveries Limited (hereinafter referred to as "BWR"), make the seabed position, full condition survey, cargo details including stowage and any other information it has regarding the Wreck to OCRI upon the execution of the Agreement and payment of the $75,000 licence fee. OCRI will include the Project within its salvage operations programme and use its best efforts to commence the Project within eighteen months from the date of signature of this contract.

F. OCRI desires to undertake other projects to recover cargoes of 4 additional wrecks named in correspondence between the parties. Therefore, during the period this Agreement is in effect The Company grants to OCRI the "first right of refusal" to enter into similar agreements with The Company to purchase an exclusive licence(s) to use its proprietary and confidential information in order to conduct salvage of any, or all 4 of the additional wrecks under the same terms of this Agreement. This "first right of refusal" will consist of a 14-day period during which time OCRI, after being notified by The Company that they have bona fide interest from another third party salvor in any one or all 4 of the additional wrecks, must execute a separate agreement and pay the $75,000 licence fee for each individual wreck nominated in order to acquire the exclusive 18-month licence for themselves. Alternatively, OCRI can approach The Company at any time during the period this Agreement is in effect on its own volition to purchase such exclusive licences under the same terms of this Agreement.

The parties hereto, intending to be legally bound, and in consideration of OCRI agreeing to pay The Company an initial non-refundable licence fee of US$75,000 upon execution of this Agreement


DO HEREBY AGREE, as follows:


     I. The Company grants to OCRI an exclusive Licence to use its proprietary and confidential information in order to conduct salvage of the Wreck's cargo. The exclusive licence period will last for 18 months from the date of this Agreement, during which time OCRI may commence salvage operations at any time it chooses. Should OCRI recover cargo with a net salved value in excess of US$1 million from the Wreck during the initial 18-month period the exclusive licence period will be extended for an additional 12-month period if requested by OCRI. Thereafter, and on a rolling basis, the exclusive licence period will be extended for an additional 12- month period if requested by OCRI should they be successful in recovering additional cargo from the Wreck with a net salved value in excess of US$1 million during the current 12-month period.

     II. In the event of a salvage operation being carried out on the Wreck, and in the event of recoveries being made, then OCRI will pay The Company 50% of the first cargo recovered to the sum of US$500,000 to cover the search and survey costs that were incurred in locating the Wreck. Thereafter, OCRI will pay The
Company 5% of the net salved value from the sale of any additional cargo recovered from the Wreck. These payments will be in addition to the initial non-refundable licence fee of US$75,000. The Company undertakes, through its agent Blue Water Recoveries Ltd., to assist OCRI wherever possible to sell the cargo for the best possible price. Such assistance to include introducing OCRI to smelting companies and in provision of advice during negotiations of cargo sales. Any additional advice, consultation, archival research and/or lease of equipment


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provided  by Blue  Water  Recoveries  Ltd.  direct to OCRI shall be paid for and governed under separate agreement.

     III. Net salved value shall be defined as the gross sale proceeds of all cargo recovered less any third party transportation costs, insurance, storage and marketing costs from the time of recovery, as well as the costs of meeting any claims from legitimate owners (if any) to the cargo.

     IV. In the event that original owners of the cargo have been identified in the research information provided by The Company, OCRI shall be obliged to contact said owners and enter into agreements with them for salvage of the cargo. The Company's Agents, BWR, shall assist OCRI with making these contacts if so requested by OCRI.

     V. The monies due to The Company as per Clause 2 will be paid by OCRI within 14 (fourteen) days of receipt of proceeds of the sale of cargo recovered by OCRI. In the event that such sale of any cargo identified in a salvage agreement has not taken place within 100 days after recovery OCRI will purchase The Company's 5% share of cargo at a price that would be based on the gross value of the cargo recovered at LME prices less a provision for smelting, third party transportation costs, insurance, storage and marketing costs of such cargo. At all times, subject to the above, OCRI will have the right to purchase The Company's 5% share of cargo at a price that would be based on the gross value of the cargo recovered at LME prices less a provision for smelting, third party transportation costs, insurance, storage and marketing costs of such cargo.

6. In the event that legitimate owners are not identified and the sale of such cargo takes place prior to 366 (three hundred and sixty-six) days after recovery, and subsequent to the sale of such cargo previously unidentified owners come forward with an ownership claim OCRI and The Company warrant that they will meet their respective share of any bona fide claims and/or any legal expenses in defending such claims.

7. In the event that OCRI declines to sell any recovered cargo not identified in a salvage agreement within eighteen months they will purchase The Company's 5% share of cargo at a price that would be based on the gross value of the cargo recovered at LME prices less a provision for smelting, third party transportation costs, insurance, storage and marketing costs of such cargo.

8. Should the bell of YELLOWLIGHT be located on the Wreck OCRI will make a reasonable attempt to recover the bell and hand it over to The Company.

9. OCRI shall keep an accurate records of all recoveries made pursuant to this Agreement, such records to be made available for inspection by The Company's Agents, BWR, upon request. OCRI shall report in writing to BWR of all recoveries made five days prior to any discharging of cargo recovered at port of landing.

10. The Company reserves the right to have a representative on board the salvage ship at all times, accommodation to be provided for this representative while at sea by OCRI and all other costs of such representative to be met by The Company. The Company reserves the right to observe discharging of cargo recovered at port of landing. OCRI will give seven days notice of cargo landings.

11. All aspects of the salvage operations undertaken by OCRI shall be totally under the control and responsibility of OCRI and The Company's representative shall have no rights to direct, control or otherwise interfere with operational decisions taken during the salvage operations.

12. OCRI and The Company both agree to keep all information relating to the Wreck, namely the results of both archival research and seabed search, survey and recovery, strictly confidential unless released by written consent of all parties or as required by law. All parties will undertake that no information is disclosed to any third party who is not under a duty of confidentiality. The Company, through its Agents BWR, shall provide OCRI with a single bound copy of information relating to the Wreck and OCRI agrees to use this authorised


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copy only and not to make any additional  copies or  reproductions of any of the information for any reason whatsoever, without first obtaining written consent from BWR. OCRI accepts that the information provided by The Company was acquired at great cost and is of great value and will act to keep this information protected from any unauthorised disclosure. In the event that OCRI decides not to proceed with the proposed recovery operations it will remain committed by this obligation of confidentiality indefinitely. This clause shall survive termination of this Agreement whatever the reason for termination. OCRI shall have no right whatsoever to any information provided by The Company and undertakes to return all such information to The Company upon termination of this Agreement without keeping a copy of such information in any form whatsoever.

13. OCRI reserves all rights relating to any technical information, publicity, documentation, photographs, video or films relating to the salvage operations or the results thereof and for a period of up to 3 (three) years The Company agrees not to use any information or knowledge it gains as a result of the salvage operations for any purposes that might possibly infringe the rights of OCRI.

14. OCRI agrees to notify The Company in advance of any announcements or publication of any information whatsoever relating to this Agreement, The Company and its Agents (BWR) or the Wreck, whether such announcements or publications are made directly by OCRI or indirectly as a result of press interviews. Any and all such announcements or publications shall be cleared beforehand by The Company's Agents BWR and subject to their written approvals.

15. OCRI agrees and acknowledges that The Company does not make any warranties, whether express, implied or otherwise with respect to its right, title or interest, if any, in or to the Wreck and the cargoes, the technical, commercial or environmental feasibility of salvaging the Wreck or the cargoes or the likelihood of the ultimate commercial success of the Project

16. This Agreement shall be exclusively binding on both parties for a period of 18 (eighteen) months. If at the end of this time OCRI has not commenced operations on the wreck then this Agreement shall be terminated and The Company will be free to licence its information with any other parties it should so wish.

17. It is understood that The Company has taken all reasonable care to ensure that the information supplied by The Company is correct.

18. If any provision of the Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable.


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19.  Notices  by the  parties  must be given  in  writing  and may be  delivered personally or sent by letter transmitted by or facsimile message addressed to the other party as detailed below.

     For The Company at:
         J M Duchosal Bureau Rid SA
         4 Route d Florissant
         Case Postale 392
         CH1211 Geneva 12
         Switzerland
         Contact:  Mr. Etienne Kiss Borlase

     For OCRI at:
          Ocean Resources Incorporated
          326 Peruvian Avenue
          Palm Beach
          Florida, 33480
          U.S.A.

          Contact:  Mr. Steven Durland
          Tel:  +1 561 822 9995
          Fax:  +1 561 822 9942
          Email:  sdurland@durland-cpa.com

     For BWR at:
          Blue Water Recoveries Limited
          Knockhundred House
          Knockhundred Row
          Midhurst
          West Sussex, GU29 9DQ
          U.K.
          Contact:  David L. Mearns
          Tel:  +44 (0)1730 811 500
          Fax:  +44 (0)1730 811 501
          Email:  david@bluewater.uk.com


20. Neither party shall transfer or assign this Agreement or any part of it to any person or company without the prior written consent of the other party. Such consent will not be unreasonably held.

21. This Agreement shall be binding upon and inure to the benefit of both parties hereto and their respective successors and assigns.

22. This Agreement shall be governed and construed in accordance with English Law and any dispute arising out of this Agreement shall be referred to arbitration in London at the London Maritime Arbitrators Association located at 46/45 Rivington Street.

23. The terms and conditions provided herein constitute the entire Agreement between The Company and OCRI and any amendment thereof shall have no force or effect unless recorded in writing and signed by or on behalf of all parties.


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IN WITNESS  WHEREOF,  the parties  hereto have  executed  this  Agreement on the respective dates shown below.


The Company:               By: /s/Etienne Kiss Borlase
                           ---------------------------------------------
                           Name:  Mr. Etienne Kiss Borlase
                           Title: Power of Attorney
                           who warrants their authority to sign this Agreement
                           Date: 08th September 2003



OCRI:                      By: /s/Graham Jessop
                           --------------------------------------------
                           Name:  Mr. Graham Jessop
                           Title:  Chief Executive Officer
                           who warrants their authority to sign this Agreement
                           Date: 1st September 2003


BWR:                       By: /s/David L. Mearns
                           --------------------------------------------
                           Name:    Mr. David L. Mearns
                           Title:  Director
                           who warrants their authority to sign this Agreement acting as Agents on behalf of The Company
                           Date: 4th September 2003